Sub-Item 77I: Terms of New or Amended Securities
Effective January 30, 2012, the Goldman Sachs Focused Growth Fund (the Fund) commenced offering
Class A, Class C, Institutional, Class IR and Class R Shares.

The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Fund are described in Post-Effective Amendment No. 304 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on January 25, 2012
(Accession No. 0000950123-12-001329). Amendment No. 65 to the Trusts Agreement and Declaration of Trust, dated October 20, 2011, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit (a)(66) to Post-Effective Amendment No. 291 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 16, 2011
(Accession No. 0000950123-11-103315).